UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2025

VILLAGE FARMS INTERNATIONAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Ontario	001-38783	98-1007671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Colonial Parkway
Lake Mary, Florida		32746
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 936-1190

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	VFF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 30, 2025, Village Farms International, Inc. (“VFI”, the "Company" or "Village Farms"), Village Farms Canada Limited Partnership (“VFCLP”) and Village Farms, L.P. (“VFLP,” and together with VFI and VFCLP, the “VF Sellers”) completed the transactions (the "Closing") as set forth in the Framework Agreement Regarding Partnership and Membership Interests, Contributions, and Exchanges (the “Framework Agreement”) entered into on May 12, 2025 with Vanguard Food GP LLC, Vanguard Food LP ("Vanguard LP") and certain of its subsidiaries (collectively, “Vanguard”), Kennedy Lewis Capital Partners Master Fund II LP (“KL”) and Sweat Equities SPV LLC (“Sweat,” and together with “KL,” the “Initial Investors”). At the Closing, pursuant to the Framework Agreement and subject to the terms and conditions thereof, (a) the VF Sellers contributed certain assets comprising the VF Sellers’ produce business (the “Business”) to Vanguard, (b) the Initial Investors contributed $55 million to Vanguard and (c) as consideration for the foregoing, (i) Vanguard Food LP paid the VF Sellers $40 million ($5 million of which has been placed in escrow for one year to secure the VF Sellers’ indemnification obligations under the Framework Agreement and the TSA (as defined below)), subject to a customary post-Closing purchase price adjustment mechanism, (ii) Vanguard Food LP issued (A) common units representing 37.9% of Vanguard LP’s equity ownership to the VF Sellers and (B) preferred and common units representing 62.1% of Vanguard LP’s equity ownership to the Initial Investors and (iii) Vanguard Food GP LLC issued membership interests to VFLP, KL and Sweat. The foregoing transactions completed at Closing are collectively referred to herein as the "Transaction". Following the Closing, the VF Sellers have no future obligations to contribute cash to Vanguard and have pre-emptive rights to maintain their ownership interest in Vanguard under the terms of the LP Agreement (as defined below).

Pursuant to the Framework Agreement, the parties entered into the following agreements at Closing: (a) an Amended and Restated Limited Partnership Agreement of Vanguard Food LP (the “LP Agreement”), (b) an Amended and Restated Limited Liability Company Agreement of Vanguard Food GP LLC (the “LLC Agreement”), (c) a Sales, Marketing & Distribution Agreement (the “SM&D Agreement”), (d) a Transition Services Agreement (the “TSA”) and (e) a Marfa Greenhouse Facility Sublease (the “Marfa Sublease” and collectively with the LP Agreement, the LLC Agreement, the SM&D Agreement, and the TSA, the "Transaction Agreements"), in each case as described in more detail below.

The parties have appointed Charlie Sweat, Founder of Sweat, as Executive Chairman of Vanguard’s Board of Managers. Michael A. DeGiglio, Founder, President, and Chief Executive Officer of VFI, has also been appointed to Vanguard’s Board of Managers and will serve as Interim Chief Executive Officer of Vanguard until a permanent replacement has been identified. Steve Ruffini, Chief Financial Officer of VFI, is also serving on Vanguard’s Board of Managers.

Following the Closing, VFLP continues to own its 30-acre Monahans greenhouse facility in Texas, and will own and pursuant to the Marfa Sublease, is leasing its 20-acre Marfa I greenhouse to Vanguard. The Marfa I facility is currently expandable to 40-acres and is adjacent to 950 acres of unoccupied land owned by VFLP available for future expansion. In Canada, VFCLP continues to own and operate its 60-acre Delta 1 greenhouse in Delta, British Columbia. At Closing, VFCLP entered into a multi-year supply agreement with Vanguard (the SM&D Agreement) to provide it with fresh produce production from its Delta 1 greenhouse.

The following descriptions of the Transaction Agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Transaction Agreements, copies of which will be filed with the Securities and Exchange Commission no later than the filing date of the Company’s next quarterly report on Form 10-Q.

Amended and Restated Limited Partnership Agreement of Vanguard Food LP

As contemplated by the Framework Agreement, at the Closing, Vanguard Food GP LLC, Sweat, KL, VFCLP and VFLP entered into the LP Agreement, which sets forth the structure, governance, and financial arrangements of Vanguard LP. The LP Agreement establishes Vanguard Food GP LLC as the general partner, with limited partners (initially consisting of VFLP, VFCLP, KL and Sweat) holding preferred, common, and incentive units. The general partner has full control over the partnership's activities, while limited partners have specific rights, including approval rights over certain major decisions (so long as they hold an ownership percentage of Vanguard Food LP of at least 15% or, in the case of Village Farms, the two-year lock-up period has not expired) and preemptive rights to purchase new securities.

The LP Agreement’s financial provisions provide for the allocation of net income, net loss, and distributions among partners based on their respective partnership units. Non-liquidating distributions will be made pro rata to holders of preferred, common and incentive units, while preferred units are entitled to a 1.3x liquidation preference in the event of any liquidating distributions.

The LP Agreement includes detailed provisions concerning the transfer and sale of units, including a two-year lock-up period, a right of first offer, drag-along rights and tag-along rights. Limited partners cannot transfer their units except as permitted by the LP Agreement. The right of first offer requires that units be offered to existing partners before being sold to third parties. Drag-along rights allow majority partners to compel minority partners to participate in a sale under certain conditions. Tag-along rights enable minority partners to join in a sale initiated by the Initial Investors or Village Farms (so long as Village Farms has an ownership percentage of Vanguard Food LP of at least 15%), ensuring they can sell their units on the same terms.

Amended and Restated Limited Liability Company Agreement of Vanguard Food GP LLC

As contemplated by the Framework Agreement, at the Closing, Vanguard Food GP LLC, Sweat, KL and VFLP entered into the LLC Agreement, which sets forth the terms and conditions governing the operations and management of Vanguard Food GP LLC and, since

Vanguard Food GP LLC is its general partner, Vanguard Food LP. The LLC Agreement provides for a single class of membership interests to be held by holders of common and preferred units of Vanguard Food LP.

Management of Vanguard Food GP LLC is vested in a board of managers, which is to be composed of five managers: two designated by VFLP, two designated by Sweat and KL, and the chief executive officer of Vanguard LP, who will initially be appointed as promptly as practicable following the Closing. Until the appointment of the chief executive officer, the Executive Chairman of the board (Charlie Sweat, who is one of Sweat’s and KL’s board designees) will have a casting vote. Any matter other than certain major decisions can be approved by a majority of managers at a meeting in which a quorum is present. Any major decision requires the approval of each Initial Investor with an ownership percentage of Vanguard Food LP of at least 15% and VFLP so long as either (a) Village Farms has an ownership percentage of Vanguard Food LP of at least 15% or (b) the two-year lock-up period under the LP Agreement has not yet expired.

No transfers of membership interests are permitted unless approved by the unanimous consent of the Initial Investors and VFLP. However, members are allowed to transfer their membership interests to affiliates. If a member ceases to be affiliated to a holder of common or preferred units of Vanguard Food LP, its membership interest will automatically be canceled unless transferred to another affiliate of the applicable holder.

Sales, Marketing & Distribution Agreement

As contemplated by the Framework Agreement, VFCLP and Vanguard entered into the SM&D Agreement effective as of Closing, which sets forth the terms, conditions, rights and obligations governing the sales, marketing and distribution by Vanguard of all hydroponically grown tomatoes produced at VFCLP's British Columbia greenhouse growing facilities. The sales price paid by Vanguard is based on amounts paid by Vanguard’s customers, net of a marketing fee to be received by Vanguard.

The initial term of the SM&D Agreement ends upon termination of the SM&D Agreement in respect of each facility. The SM&D Agreement may be terminated in respect of the Delta 1 Facility if Vanguard undergoes a change of control transaction, or if, no earlier than the beginning of the 2027 calendar year, VFCLP ceases to produce hydroponically grown tomatoes at the facility. The SM&D Agreement may be terminated in respect of the Delta 2 Facility on December 31, 2025, unless VFCLP elects to continue to grow hydroponically grown tomatoes at the Delta 2 Facility beyond such date, in which case the agreement terminates on December 31, 2026 in respect of the Delta 2 Facility. Either party may terminate the whole agreement in the event of a material breach of the other party that has not been cured, and there is an additional termination right in the event VFCLP and Vanguard are not able to agree to renegotiate terms if certain revenue targets are not met for the 2026 calendar year.

Transition Services Agreement

As contemplated by the Framework Agreement, the VF Sellers and Vanguard entered into a Transition Services Agreement effective as of Closing, which sets forth the terms, conditions, rights and obligations governing the provision (subject to reasonable limitations) of certain services and licenses to trademarks and other intellectual property, in each case on a transitional basis, as reasonably necessary to enable continuity of the Business being transferred to Vanguard pursuant to the Framework Agreement as that Business’s systems and operations separate from the VF Sellers’ retained business.

The TSA contemplates pricing for services on a pass-through basis based on reasonable allocations for services shared between the Business being transferred to Vanguard and the retained business of the VF Sellers.

The TSA terminates when all services provided thereunder are no longer provided, which shall be no later than 12-months from Closing, unless otherwise agreed by the VF Sellers and Vanguard. Either party may terminate the whole agreement in the event of a material breach of the other party that has not been cured and in the event certain insolvency events occur.

Marfa Sublease

As contemplated by the Framework Agreement, Agro Power Development, Inc. ("Agro"), a wholly owned subsidiary of VFI, entered into the Marfa Sublease in order to sublease its interest in certain property located in Marfa, Texas to Vanguard LP effective as of the Closing. The property is currently leased by Agro from the County of Presidio, Texas and contains approximately 155 acres of land. The Marfa Sublease is established as a “triple-net” sublease, which means that the tenant is responsible for all expenses associated with the property. The lease term mirrors the underlying County land lease held by Agro, which initially expires in 2032, but Agro can extend for two additional 10-year terms. The lease is subject to a sublease termination provision that allows VFLP to use all or a portion of the Marfa 1 greenhouse, if certain Sublease Termination Conditions are met and Agro gives notice, in any given year, on or before February 1. The Marfa Sublease contains customary indemnification and other terms, and requires an annual rental payment of $100,000.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 30, 2025, the Company completed the Transaction, as described in Item 1.01 of this Current Report, which is incorporated by reference into this Item 2.01. In addition, included in Item 9.01 of this Current Report is unaudited pro forma financial information giving effect to the Transaction.

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma financial information

Unaudited pro forma financial information giving effect to the Transaction is filed as Exhibit 99.1 and incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description
99.1	Unaudited Pro Forma Condensed Consolidated Financial Information of Village Farms International, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Village Farms International, Inc.

Date:	June 5, 2025	By:	/s/ Stephen C. Ruffini
Name: Stephen C. Ruffini Title: Executive Vice President and Chief Financial Officer